EXHIBIT 15

August 1, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 1, 2007 on our review of interim financial information of Barnes Group Inc. for the three-month and six-month periods ended June 30, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-104242, 333-129079 and 333-141968) and Form S-8 (Nos. 2-56437, 2-91285, 33-20932, 33-30229, 33-91758, 33-27339, 333-41398, 333-88518, 333-57658, 333-112869, 333-115333, 333-133597 and 333-140922).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Hartford, Connecticut